Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Developments on Chinese Tax Issue and Retirement of Founder

No Anticipated Material Impact From Changes to Value-Added Tax and Custom Duties in China

FREMONT, Calif. – November 27, 2006 – AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that, under new guidance issued by tax authorities in the People’s Republic of China (PRC), it does not anticipate that its business will be materially affected by impending changes to the PRC tax system.  Separately, it also announced that Dr. Morris S. Young, founder and Chief Technology Officer of AXT, is retiring from his position, effective December 31, 2006.

No Anticipated Material Impact From Changes in Value-Added Tax and Custom Duties in China

On November 22, 2006, a PRC government release (Release No. 82 from the Ministry of Commerce, the General Administration of Customs and the National Environmental Protection Bureau) took effect that modifies an earlier PRC government release (Release No. 139 of the Ministry of Finance, the Development and Reform Commission, the Ministry of Commerce, the General Administration of Customs and the State Tax Bureau issued September 14, 2006) regarding the imposition of customs duties on, and a reduction or elimination of refunds of value-added taxes that companies pay when they purchase, certain raw materials, including gallium and arsenic.  The cumulative effect of the two releases is that AXT’s PRC joint venture companies will no longer receive a refund of value-added tax for exports of gallium or arsenic, including certain shipments to AXT’s wholly-owned PRC subsidiary that are treated as exports under PRC tax regulations.  However, AXT’s PRC joint venture companies sell only a portion of their gallium in transactions that are considered exports, and none of those PRC joint venture companies currently exports arsenic.  Therefore, after having conducted further analysis on its consolidated financial results, which include a portion of the financial impact of these releases on AXT’s PRC joint venture companies, AXT believes that its consolidated financial results will not be materially affected.

Retirement of Founder

Dr. Morris S. Young has elected to retire after a 20-year career with AXT, but will continue to serve on AXT’s Board of Directors.  Dr. Young founded AXT in 1986 and served as its Chief Executive Officer from 1989 to 2004, Chairman of the Board from 1998 to 2004, and as Chief Technology Officer from 2005 to present.

4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com

“Morris Young is a visionary technologist, a pioneer of the gallium arsenide industry and the person most responsible for the early growth and success of AXT,” said Jesse Chen, Chairman of the Board of Directors of AXT.   “His experience and wisdom have been tremendous assets to the company.  We are pleased that Dr. Young will continue to consult with AXT on matters as needed and intends to remain a member of the Board of Directors.”

“It has been a joy to work at AXT and lead the company in its growth over the years,” said Dr. Young.  “It has been a rewarding experience and I believe the company has a very bright future.  With its core technology, strategic investments in joint ventures and new management team, I believe AXT is positioned for continued strong growth.”

Phil Yin, Chief Executive Officer added, “While I understand Morris’s decision to retire, we will miss his leadership in the technology area of our business.  The growth and core foundation of the company is the direct result of his hard work and technical abilities, and for that we are very grateful.”

Dr. Young pioneered the Vertical Gradient Freeze (VGF) technology as the founding basis for AXT’s success.  VGF technology has been utilized for the production of lower defect compound semiconductors that generate lower defect materials, enabling the production of higher performance technology devices, including mobile phones, lasers and LEDs.  Over the years, VGF technology has grown from its roots as a laboratory curiosity to the technology of choice for the gallium arsenide industry.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its VGF technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five Chinese joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com. The company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the NASDAQ Global Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the federal securities laws, including statements related to the tax policies of the PRC, their expected impact on AXT’s business the relationships between various government tax authorities within the PRC and AXT’s potential for future growth.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to potential additional interaction between various government tax authorities in the PRC and the possibility of further changes to PRC tax policies, as well as risks relating to the AXT’s operations and business environment, which in turn could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion.  For example, further modifications in these tax policies could result and have a material impact on the company’s cost of raw materials.  Additional uncertainties and factors are set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the Securities and Exchange Commission on November 9, 2006 and available online at www.sec.gov.  Each of these factors is difficult to predict and many are beyond the company’s control.  The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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